Exhibit 99.1

MEDecision Names Tim Wallace Interim President

and Chief Operating Officer

Addition of Seasoned Operations Professional Highlights Company’s

Focus on Execution, Client Service

WAYNE, Pa. — April 21, 2008 — MEDecision, Inc. (Nasdaq: MEDE), a leading provider of collaborative health care management solutions, today named Tim Wallace Interim President and Chief Operating Officer. Mr. Wallace, who has been a member of MEDecision’s Board of Directors since March 2002, assumes his new duties immediately. His appointment adds to MEDecision’s management team a senior executive with a strong record of operational success, reflecting the company’s increasing emphasis on execution and client service.

“With the completion and launch of our new products, Alineo and Nexalign, MEDecision’s focus transitions from development to execution,” said David St.Clair, MEDecision Founder and CEO. “The addition of Tim Wallace illustrates our commitment to achieving operations excellence. Adding Tim on an interim basis will enable us to better focus our operations initiatives with a senior executive who already has strong familiarity with our company.”

Mr. Wallace will have responsibility for all aspects of MEDecision’s operations, including the information technology team charged with maintaining the infrastructure for MEDecision’s Web-based applications.

“MEDecision is entering into a very exciting period, with game-changing products and a strong client base,” said Mr. Wallace. “The overall medical health care technology industry is poised for tremendous growth. I’m confident that through an enhanced operations function, MEDecision can capitalize on this opportunity to the fullest extent possible.”

Mr. Wallace has gained more than 24 years of experience in the service and consulting industry. Prior to joining MEDecision, he was CEO of FullTilt Solutions, a provider of enterprise product information management (PIM) software solutions for B2B commerce. His prior experience includes senior executive roles at Xerox, The Waldec Group, and Arthur Andersen & Company.  Mr. Wallace is a three-time finalist for the Ernst & Young Entrepreneur of the Year and a finalist for the Enterprise Award for “CEO of the Year.” He received an MBA from Miami University and a BS from Indiana University of Pennsylvania.

For more information about MEDecision, please visit www.MEDecision.com.

About MEDecision

MEDecision offers collaborative health care management solutions that provide a simplified and smart way to manage the health of members and member populations which can improve the quality and affordability of care. Based on state-of-the-art technology, MEDecision’s solutions include Alineo™, a collaborative health care management platform for managing case, disease and utilization management and Nexalign™, a collaborative health care information exchange service. MEDecision believes that, in the aggregate, its health care payer customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

# # #

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. Other product and brand names are trademarks of their respective owners. MEDE-E

CONTACT:	Tracey Kohler Costello
MEDecision
(610) 540-0202
Tracey.Costello@MEDecision.com

Patrick Van de Wille
FD Ashton Partners
(312) 553-6704
patrick.vandewille@fdashtonpartners.com